Exhibit 99.1

News Release	Investor Contact Stacy Roughan Director, Investor Relations DineEquity, Inc. 818-637-3632

Media Contact
Lucy Neugart Sard Verbinen 415-618-8750

DineEquity, Inc. Announces Third Quarter 2008 Financial Results

IHOP Continues Solid Performance While Refranchising Progress at Applebee’s
Takes Hold; Company Uses Free Cash Flow to Reduce Debt by Additional $59 Million

GLENDALE, Calif., October 27, 2008 – DineEquity, Inc. (NYSE: DIN), franchisor and operator of Applebee’s Neighborhood Grill & Bar and IHOP restaurants, today announced financial results for the third quarter ended September 30, 2008.

The Company generated $61.3 million of cash flow from operating activities in the first nine months of 2008, a 32.3% increase from the first nine months of 2007, primarily due to the acquisition of Applebee’s. The Company’s cash position in the first nine months of 2008 was further augmented by $12.4 million from the run-off of the IHOP business’ long-term notes receivable. Consolidated capital expenditures were $27.0 million in the first nine months of 2008. Free cash flow for the nine month period was $46.7 million (see “References to Non-GAAP Financial Measures” below).

For the third quarter 2008, the Company reported a net loss available to common stockholders of $16.4 million, or a net loss per diluted share available to common stockholders of $0.98. The loss compared to the third quarter 2007 was primarily due to $50.5 million of increased interest expense related to the Applebee’s acquisition, $10.0 million of which was a non-cash expense, as well as non-cash impairment charges of $28.3 million primarily related to the sale of Applebee’s company- operated restaurants in Texas, Nevada and New Mexico. Excluding impairment charges in the third quarter 2008 and previously disclosed interest rate swap expense in the same quarter last year, the Company reported a 25.0% decrease in net income available to common stockholders to $7.8 million, or a 24.2% decrease in net income per diluted share available to common stockholders to $0.47 compared to the third quarter 2007.

Julia A. Stewart, DineEquity’s chairman and chief executive officer, said, “As economic and consumer pressures increase and present a greater level of unpredictability in our industry, our strategies for Applebee’s and IHOP position us to navigate through the current environment and to emerge from the economic cycle a stronger competitor. Our refranchising and brand revitalization strategies have worked at IHOP, and we believe the similar approach we are employing at Applebee’s will yield positive results over the long-term.”

IHOP Third Quarter 2008 Performance Details

The following is a summary of key performance drivers of DineEquity’s IHOP business unit for the third quarter 2008:

•                  During the quarter, franchisees and area licensee opened 19 new IHOP restaurants, bringing total year-to-date new franchise openings to 45 restaurants. IHOP reiterated its expectations that franchisees will open between 65 and 70 new IHOP restaurants in fiscal 2008.

•                  IHOP’s system-wide same-store sales increased 0.2% for the third quarter 2008, which produced the business’ 23rd consecutive quarter of positive same-store sales growth. IHOP’s growth was supported primarily by unique limited-time offers such as Discover America Pancakes and Fruit Crepe Fever. IHOP strengthened its core 2008 marketing plan with the introduction of Trick-or-Treat All You Can Eat Pancakes in October 2008, and will continue to evaluate additional opportunities to maintain its competitive advantage and ability to drive profitable franchise sales for the balance of the year.

•                  IHOP’s franchising business reflected revenue growth of 5.9% to $51.7 million compared to the same quarter last year due to a 3.4% increase in effective units and the business’ positive same-store sales results for the third quarter 2008. IHOP’s franchise operations expense of $23.6 million resulted in a 6.7% increase in segment profitability to $28.1 million for the third quarter 2008.

Stewart commented, “The resiliency of IHOP’s performance during challenging economic times is a testament to the successful and comprehensive approach we undertook to revitalize the brand over the past several years. IHOP continues to raise the bar with its year-long celebration of our 50th birthday, new menu items and advertising designed to drive our core breakfast business and enhance IHOP’s dinner business, operational improvements aimed at delivering improved guest service at our IHOP restaurants, and other business-building initiatives.”

Applebee’s Third Quarter 2008 Performance Detail

The following is a summary of key performance drivers of DineEquity’s Applebee’s business unit for the third quarter 2008:

•                  During the quarter, franchisees opened seven new Applebee’s restaurants, bringing the total number of new franchise openings to 34 restaurants year-to-date. Applebee’s expects franchisees will open between 45 and 50 new Applebee’s restaurants in fiscal 2008, versus its prior expectations of 50 to 65 new restaurants, as a result of a lower number of expected domestic openings.

•                  Applebee’s system-wide domestic same-store sales decreased 3.1% for the third quarter 2008, reflecting declining consumer spending and somewhat disappointing guest response to value promotions introduced during the quarter. To address same-store sales performance, Applebee’s will move forward with additional brand revitalization efforts including the introduction of an enhanced value offering, Two for $20, in October 2008, the rollout of new menu items by January 1st, the implementation of comprehensive service and operational improvement initiatives and enhanced advertising and marketing strategies built around Applebee’s “It’s a Whole New Neighborhood” campaign.

•                  On a pro forma basis, which compares third quarter 2008 results for Applebee’s franchise operations segment to the same period last year, Applebee’s franchise operations profitability grew 1.8% to $35.1 million due to a 5.1% increase in effective units, which offset a 3.1% decrease in domestic franchise same-store sales for the third quarter 2008.

•                  On a pro forma basis, which compares third quarter 2008 results for Applebee’s company operations segment to the same period last year, sales at Applebee’s company-operated restaurants decreased 9.2% to $262.2 million primarily due to a 5.3% decrease in the number of effective units as a result of the Company’s refranchising efforts and a 3.1% decrease in same-store sales. Operating margin, which is defined as total sales less expenses, improved 220 basis points to 11.4% compared to a 9.2% operating margin, excluding pre-opening expense of 10 basis points, in the third quarter last year. As a percentage of sales, food and beverage costs increased by 30 basis points on a consolidated basis as menu price increases and better menu optimization were offset by higher commodity costs. Additionally, total labor as a percentage of sales decreased by 80 basis points primarily due to a reduction in hourly wage rates and lower management bonus payouts. Applebee’s also experienced an approximate 170 basis point improvement in direct and occupancy costs primarily related to lower depreciation expense resulting from purchase price allocation adjustments. Together, these operating margin performance factors resulted in a 13.8% increase in segment profitability to $30.0 million in the third quarter 2008.

•                  In line with its strategy to franchise the majority of Applebee’s company-operated restaurants, Applebee’s completed the sale of 29 restaurants in Southern California and Delaware during the third quarter 2008 and completed the previously announced sale of 15 company- operated restaurants in Nevada subsequent to quarter close.

•                  As detailed in a separate news release today and subsequent to the close of the third quarter 2008, the Company entered into asset purchase agreements for the sale of 66 company-operated Applebee’s restaurants located in Houston and Dallas, Texas and Albuquerque, New Mexico. Applebee’s has sold or has entered into agreements to sell a total of 110 company-operated restaurants to date. These transactions are expected to enable the Company to reduce consolidated funded debt and financing obligations by approximately $113 million.

Stewart commented, “We are nearing the end of our first full year of ownership of Applebee’s and are at the beginning of a multi-year revitalization process for the brand. We have made solid progress to date in positioning the business for future growth. We are ahead of plan on our refranchising efforts and continue to de-lever as we execute on our asset disposition strategy.”

De-Leveraging Progress

As part of the financing for the Applebee’s acquisition completed on November 29, 2007, certain subsidiaries of DineEquity completed two separate securitization transactions. The securitization transactions consisted of an issuance of $1.894 billion in debt collateralized by Applebee’s restaurant assets and a separate issuance of $245 million in debt collateralized by IHOP restaurant assets, which was in addition to $200 million in IHOP securitized debt placed in March 2007. The

Applebee’s Notes and IHOP Notes are subject to a series of covenants and restrictions which are customary for transactions of this type, including covenants calling for the maintenance of certain consolidated leverage ratios and debt service coverage ratios.

DineEquity has provided supplemental information to this news release regarding its debt position, which may be accessed by visiting the Calls & Presentations section of DineEquity’s Investor Relations website at http://investors.dineequity.com and referring to supporting materials for the Company’s third quarter 2008 webcast.

The Company’s consolidated leverage ratio as of the end of the third quarter 2008 was 7.17x, below its current maximum debt covenant threshold of 7.75x. The consolidated leverage ratio threshold reduces to 7.50x at the end of November 2008. As of the end of the third quarter 2008, debt service coverage ratios were 3.28x for IHOP’s securitization on a three-month unadjusted basis and 2.56x for the Applebee’s securitization on three-month adjusted basis, both above a minimum required debt covenant ratio of 1 .85x under both securitizations. DineEquity believes that it will continue to satisfy these key debt covenant requirements, but has taken proactive steps to ensure it has long-term financial flexibility, including:

•                  DineEquity identified approximately $20 million worth of profit optimization initiatives to enhance the Company’s earnings performance over the next year. Areas of savings include reduced costs related to the hourly employee benefits program, the adoption of a single 401K program, travel expense reductions, changes in vacation accrual policies, accrual reductions for incentive based compensation, and improved headcount management.

•                  During the third quarter 2008, DineEquity utilized available free cash flow to retire approximately $23.5 million of consolidated funded debt purchased at a discount to face value. Last week, the Company was able to further reduce its debt obligations to retire an additional $35.2 million of consolidated funded debt purchased at a discount to face value.

Stewart said, “Through a combination of refranchising proceeds, sale-leaseback related rental assignments, the use of free cash flow to retire debt, along with the retirement of our short-term debt and sale-leaseback activities earlier this year, we expect to have reduced our consolidated funded debt and financing obligations by approximately $500 million in 2008. With additional steps around earnings enhancements coupled with our intention of dedicating free cash flow toward the reduction of consolidated funded debt, we are confident that we have created the appropriate amount of financial flexibility required to meet our debt obligations over and above executing our core asset disposition plan.”

2008 Performance Guidance

The following is a summary of DineEquity expectations for key financial metrics for fiscal 2008:

•                  The Company revised its consolidated cash from operations expectations to range between $85 and $95 million for fiscal 2008, versus its previous expectation which ranged between $95 and $100 million for fiscal 2008. This revision primarily reflects lower than expected operating results from Applebee’s company-operated restaurants offset by the expected receipt of federal and state tax refunds before year-end.

•                  The Company reiterated the expectation that its cash performance will be augmented by approximately $17 million from the structural run-off of the IHOP business unit’s long-term notes receivable in fiscal 2008.

•                  The Company reiterated its expectation that consolidated capital expenditures will range between $30 and $34 million for fiscal 2008.

•                  The Company’s revised expectation is that consolidated free cash flow will range between $68 and $82 million for fiscal 2008, in line with its revised cash from operations outlook for the year.

•                  The Company reiterated its expectation to produce system-wide same-store sales growth at IHOP at the lower end of its 2% to 4% guidance range for fiscal 2008. The Company also reiterated its expectations of producing system-wide domestic same-store sales growth for Applebee’s in the range of negative 1% to negative 2% for fiscal 2008.

•                  The Company reiterated its expectation that consolidated G&A expense will range between $186 and $199 million in fiscal 2008.

•                  The Company reiterated its expectation to improve Applebee’s company operating margin by approximately 150 to 200 basis points for the full-year 2008. The Company expects this improvement to result primarily from a net depreciation and rental expense benefit due to purchase price accounting, as well as from ongoing operational improvement initiatives.

•                  The Company reiterated its depreciation and amortization guidance range of between $105 and $115 million in fiscal 2008.

•                  The Company reiterated its expectation that interest expense would be approximately $203 million in fiscal 2008. Approximately $40 million of this interest expense is attributable to non-cash items primarily associated with financing related costs.

Investor Conference Call Today

DineEquity will host an investor conference call to discuss its third quarter 2008 results today at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). To participate on the call, please dial (888) 679-8033 and reference pass code 98652293. A telephonic replay of the call may be accessed through November 3, 2008 by dialing 888-286-8010 and referencing pass code 60723697. An online archive of the webcast also will be available on the Investor Information section of DineEquity’s Web site.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc. franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With nearly 3,400 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology, and include statements regarding the strategic and financial benefits of the acquisition of Applebee’s International, Inc., expectations regarding integration and cost savings, and other financial guidance. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with executing the Company’s strategic plan for Applebee’s; risks associated with the Company’s incurrence of significant indebtedness to finance the acquisition of Applebee’s; the failure to realize the synergies and other perceived advantages resulting from the acquisition; costs and potential litigation associated with the acquisition; the ability to retain key personnel after the acquisition; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies; or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s “net income available to common stockholders, excluding impairment charges” and the non-GAAP financial measure “free cash flow.” The former is computed for a given period by deducting from net (loss) income available to common stockholders for such period the effect of any loss related to impairment and closure charges incurred in such period. This is presented on an aggregate basis and a per share (diluted) basis. For the latter, the Company defines “free cash flow” for a given period as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less capital expenditures. Management utilizes free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term notes receivable, and the funding of operating activities and capital expenditures. Management believes this information is helpful to investors to determine the Company’s cash available for these purposes. Free cash flow is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. The following table reconciles the Company’s cash provided by operating activities to free cash flow for the Company’s fiscal 2008 performance guidance:

	For the Nine Months Ended
	September 30, 2008	Fiscal 2008 Guidance
	(in millions)
Cash flows from operating activities	$61.3	$85-95
Receipts from long term notes receivable	12.4	17
Capital expenditures	(27.0)	(30)-(34)
Free cash flow	$46.7	$68-82

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Franchise revenues	$87,429	$48,782	$264,784	$142,766
Company restaurant sales	265,919	4,546	874,337	13,155
Rental income	32,962	33,242	98,495	99,310
Financing revenues	4,871	4,785	20,487	15,735
Total revenues	391,181	91,355	1,258,103	270,966
Costs and Expenses
Franchise expenses	24,255	22,478	70,016	65,068
Company restaurant expenses	236,356	5,164	772,625	15,149
Rental expenses	24,488	24,678	73,758	73,853
Financing expenses	326	458	6,213	987
General and administrative expenses	41,788	17,842	138,592	48,066
Interest expense	50,490	3,393	152,698	8,885
Impairment and closure charges	28,345	—	69,500	55
Loss on derivative financial instrument	—	35,618	—	35,618
Amortization of intangible assets	3,077	—	9,056	—
Other (income) expense, net	(703)	467	(2,563)	1,717
(Gain) loss on extinguishment of debt	(2,434)	—	(2,434)	2,223
Total costs and expenses	405,988	110,098	1,287,461	251,621
(Loss) income from continuing operations before income taxes	(14,807)	(18,743)	(29,358)	19,345
Benefit (provision) for income taxes	3,096	7,127	12,318	(5,518)
(Loss) income from continuing operations	(11,711)	(11,616)	(17,040)	13,827
Loss from discontinued operations, net of tax	(93)	—	(295)	—
Net (loss) income	$(11,804)	$(11,616)	$(17,335)	$13,827
Net (loss) income	$(11,804)	$(11,616)	$(17,335)	$13,827
Less: Series A preferred stock dividends	(4,750)	—	(14,250)	—
Less: Accretion of Series B preferred stock	(544)	—	(1,600)	—
Less: Net loss allocated to unvested participating restricted stock	687	—	1,194	—
Net (loss) income available to common stockholders	$(16,411)	$(11,616)	$(31,991)	$13,827
Net (loss) income available to common stockholders per share
Basic	$(0.98)	$(0.69)	$(1.91)	$0.80
Diluted	$(0.98)	$(0.69)	$(1.91)	$0.80
Weighted average shares outstanding
Basic	16,786	16,935	16,752	17,310
Diluted	16,786	16,935	16,752	17,351
Dividends declared per common share	$0.25	$0.25	$0.75	$0.75
Dividends paid per common share	$0.25	$0.25	$0.75	$0.75

DineEquity, Inc.

IHOP BUSINESS UNIT

The following table sets forth, for the three-month and nine-month periods ended September 30 of the current year and prior year, the number of effective restaurants in the IHOP system and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. “Effective restaurants” are the number of restaurants in a given period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company, as well as those owned by franchisees and area licensees. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, as well as rental payments under leases that are usually based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations. Pro forma information on Applebee’s restaurant data and restaurant development and franchising activity is presented in the section entitled “Pro Forma Comparison of Three Months and Nine Months ended September 30, 2008 with Three Months and Nine Months ended September 30, 2007 —Applebee’s” herein.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Restaurant Data
Effective restaurants(a)
Franchise	1,190	1,151	1,183	1,139
Company	10	12	10	12
Area license	157	158	157	159
Total	1,357	1,321	1,350	1,310
System-wide(b)
Sales percentage change(c)	3.8%	7.2%	6.1%	6.6%
Same-store sales percentage change(d)	0.2%	2.0%	2.2%	1.8%
Franchise(b)
Sales percentage change(c)	4.3%	7.3%	6.7%	6.7%
Same-store sales percentage change(d)	0.3%	2.0%	2.2%	1.8%
Area License(b)
Sales percentage change(c)	0.7%	3.9%	2.1%	4.3%

(a)          “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide sales” are retail sales at IHOP restaurants operated by franchisees, area licensees and the Company, as reported to the Company. Franchise restaurant sales were $547.7 million and $1,638.1 million for the third quarter and first nine months ended September 30, 2008, respectively, and sales at area license restaurants were $52.0 million and $163.3 million for the third quarter and first nine months ended September 30, 2008, respectively. Franchise restaurant sales were $525.2 million and $1,535.0 million for the third quarter and first nine months ended September 30, 2007, respectively, and sales at area license restaurants were $51.6 million and $159.9 million for the third quarter and first nine months ended September 30, 2007, respectively. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on restaurants located in Florida.

DineEquity, Inc.

IHOP BUSINESS UNIT

The following table summarizes our restaurant development and franchising activity:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2008	2007	2008	2007
Restaurant Development Activity
Beginning of period	1,361	1,319	1,344	1,302
New openings
Company-developed	—	—	—	—
Domestic franchisee-developed	17	14	41	35
International franchisee-developed	1	—	2	2
Area license	1	—	2
Total new openings	19	14	45	37
Closings
Company and domestic franchise	(5)	(2)	(11)	(7)
International franchise			(1)	—
Area license	—	(3)	(2)	(4)
End of period	1,375	1,328	1,375	1,328

Summary-end of period
Franchise	1,205	1,161	1,205	1,161
Company	13	11	13	11
Area license	157	156	157	156
Total	1,375	1,328	1,375	1,328
Restaurant Franchising Activity
Company-developed	—	—	—	—
Franchisee-developed	17	14	41	35
International franchisee-developed	1	—	2	2
Rehabilitated and refranchised	1	2	10	4
Total restaurants franchised	19	16	53	41
Reacquired by the Company	(4)	—	(13)	(6)
Closed	(5)	(2)	(11)	(6)
Net addition	10	14	29	29

DineEquity, Inc.

APPLEBEE’S BUSINESS UNIT

Pro Forma Comparison of Three Months and Nine Months ended September 30, 2008 with Three Months and Nine Months ended September 30, 2007 —Applebee‘s

The following is a comparison of (i) information for three months and nine months ended September 30, 2008 for our Applebee’s segment and (ii) information for the for three months and nine months ended September 30, 2007 for Applebee’s International, Inc. prior to the acquisition date (“Predecessor Applebee’s”).

Restaurant Data

The following table sets forth, for the three and nine months ended September 30, 2008 and 2007, the number of effective restaurants in the Applebee’s system and information regarding the percentage change in sales at those restaurants compared to the same period in the prior year.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (e)	2008	2007 (e)
Applebee’s Restaurant Data
Effective restaurants(a)
Company	481	508	501	506
Franchise	1,513	1,439	1,487	1,426
Total	1,994	1,947	1,988	1,932

System-wide(b)
Applebee’s domestic sales percentage change(c)	(1.5)%	3.1%	0.6%	2.2%
Applebee’s domestic same-store sales percentage change(d)	(3.1)%	(0.3)%	(1.4)%	(1.8)%
Franchise(b)
Applebee’s domestic sales percentage change(c)	(1.2)%	3.1%	1.6%	2.4%
Applebee’s domestic same-store sales percentage change(d)	(3.1)%	(0.4)%	(1.6)%	(1.7)%
Company
Applebee’s domestic sales percentage change(c)	(9.3)%	3.0%	(2.3)%	1.5%
Applebee’s domestic same-store sales percentage(d)	(3.1)%	(0.2)%	(0.6)%	(2.0)%

(a)   “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the Applebee’s system, which includes restaurants owned by Applebee’s as well as those owned by franchisees and international licensees.

(b)   “System-wide sales” are sales of Applebee’s restaurants operated by franchisees and Applebee’s as reported to the Company. The Company acquired Applebee’s International, Inc. on November 29, 2007. Domestic franchise restaurant sales for Applebee’s restaurants were $827.3 million and $817.4 million for the three months ended September 30, 2008 and 2007, respectively, and $2.6 billion and $2.5 billion for the nine months ended September 30, 2008 and 2007, respectively. Franchise restaurant sales are sales recorded at restaurants that are owned by franchisees and are not attributable to either the Company or Predecessor Applebee’s. Franchise restaurant sales are useful in analyzing our franchise revenues because franchisees pay royalties and other fees that are generally based on a percentage of their sales.

(c)   “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal year compared to the prior fiscal year for all restaurants in that category. All periods for company-owned Applebee’s restaurants exclude the impact of discontinued operations.

(d)     “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal year compared to the prior fiscal year, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period.

(e)   Data for Predecessor Applebee’s

DineEquity, Inc.

APPLEBEE’S BUSINESS UNIT

The following table summarizes Applebee’s restaurant development and franchising activity:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (a)	2008	2007 (a)
Applebee’s Restaurant Development Activity
Beginning of period	1,993	1,943	1,976	1,930
New openings
Company-developed	—	2	1	12
Franchisee-developed	7	14	34	42
Total new openings	7	16	35	54
Closings
Company			(3)	(23)
Franchise	(3)	(6)	(11)	(8)
End of period	1,997	1,953	1,997	1,953

Summary-end of period
Company	480	510	480	510
Franchise	1,517	1,443	1,517	1,443
Total	1,997	1,953	1,997	1,953
Applebee’s Restaurant Franchising Activity
Domestic franchisee-developed	6	9	23	30
International franchisee-developed	1	5	11	12
Total restaurants franchised	7	14	34	42
Closings
Domestic franchisee	(2)	(6)	(9)	(8)
International franchisee	(1)	—	(2)	—
Net addition	4	8	23	34

(a) Data for Predecessor Applebee’s

The following table summarizes Applebee’s segment profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007 (a)	2008	2007 (a)
Franchise revenues	$35,750	$34,832	$111,400	$108,860
Franchise expenses	645	357	1,641	1,100
Franchise segment profit	$35,105	$34,475	$109,759	$107,760

Company restaurant revenues	$262,165	$288,861	$863,058	$883,128
Company restaurant expenses	232,181	262,520	759,914	785,252
Company restaurant segment profit	$29,984	$26,341	$103,144	$97,876

(a) Data for Predecessor Applebee’s

DINEEQUITY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$100,144	$26,838
Restricted cash	82,030	128,138
Short-term investments, at market value	275	300
Receivables, net	79,133	115,335
Inventories	13,117	13,280
Prepaid income taxes	15,104	30,695
Prepaid expenses	11,041	30,831
Deferred income taxes	55,992	21,862
Assets held for sale	12,065	60,347
Current assets related to discontinued operations	5,231	6,052
Total current assets	374,132	433,678
Non-current restricted cash	55,528	57,962
Restricted assets related to captive insurance subsidiary	6,182	10,518
Long-term receivables	276,972	288,452
Property and equipment, net	901,073	1,139,616
Goodwill	810,874	730,728
Other intangible assets, net	1,005,148	1,011,457
Other assets, net	152,200	156,193
Non-current assets related to discontinued operations	2,558	2,558

Total assets	$3,584,667	$3,831,162
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$34,419	$99,019
Accrued employee compensation and benefits	50,362	56,795
Deferred revenue	39,600	76,802
Accrued financing costs	20,000	63,045
Other accrued expenses	60,690	49,203
Deferred compensation	—	21,236
Accrued interest payable	3,724	15,240
Total current liabilities	208,795	381,340
Long-term debt	1,920,789	2,263,887
Financing obligations, less current maturities	363,639	—
Capital lease obligations, less current maturities	163,113	168,242
Deferred income taxes	438,478	504,865
Other liabilities	116,162	113,103
Non-current liabilities related to discontinued operations	1,423	3,302
Commitments and contingencies
Preferred stock, Series A, $1 par value, 220,000 shares authorized; 190,000 shares issued and outstanding as of September 30, 2008 and December 31, 2007	187,050	187,050
Stockholders’ equity
Convertible Preferred stock, Series B, at accreted value, 10,000,000 shares authorized; 35,000 shares issued and outstanding at September 30, 2008 and December 31, 2007	36,781	35,181
Common stock, $.01 par value, 40,000,000 shares authorized; September 30, 2008: 23,711,151 shares issued and 17,480,556 shares outstanding; December 31, 2007: 23,359,664 shares issued and 17,105,469 shares outstanding	230	230
Additional paid-in-capital	163,480	149,564
Retained earnings	292,602	338,790
Accumulated other comprehensive loss	(31,356)	(36,738)
Treasury stock, at cost (6,230,595 shares and 6,254,195 shares at September 30, 2008 and December 31, 2007, respectively)	(276,519)	(277,654)
Total stockholders’ equity	185,218	209,373

Total liabilities and stockholders’ equity	$3,584,667	$3,831,162

DINEEQUITY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net (loss) income	$(17,335)	$13,827
Adjustments to reconcile net (loss) income to cash flows provided by operating activities
Depreciation and amortization	82,479	16,461
Loss on derivative financial instrument	—	35,618
Impairment and closure charges	69,500	55
(Gain) loss on extinguishment of debt	(2,434)	2,223
Deferred income taxes	(48,585)	(15,690)
Stock-based compensation expense	10,237	3,820
Tax benefit from stock-based compensation	1,463	2,991
Excess tax benefit from stock options exercised	(315)	(2,689)
Gain on disposition of assets	(440)	(98)
Changes in operating assets and liabilities
Receivables	35,858	961
Inventories	149	74
Prepaid expenses	9,552	(1,193)
Accounts payable	(36,768)	(6,718)
Accrued employee compensation and benefits	(4,748)	(1,008)
Deferred revenues	(37,202)	—
Other accrued expenses	(240)	2,480
Other	105	(4,803)
Cash flows provided by operating activities	61,276	46,311
Cash flows from investing activities
Additions to property and equipment	(26,951)	(2,246)
(Additions) reductions to long-term receivables	(555)	611
Payment of accrued acquisition costs	(10,247)	(6,512)
Collateral released by captive insurance subsidiary	4,042	—
Proceeds from sale of property and equipment	40,158	795
Principal receipts from notes and equipment contracts receivable	12,359	12,044
Additions to assets held for sale	(526)	(169)
Other	146	(415)
Cash flows provided by investing activities	18,426	4,108
Cash flows from financing activities
Proceeds from issuance of long-term debt	35,000	208,000
Proceeds from financing obligations	369,991	—
Repayment of long-term debt	(381,236)	(147,206)
Principal payments on capital lease and financing obligations	(6,528)	(3,661)
Dividends paid	(24,243)	(13,044)
Payment of preferred stock issuance costs	(1,500)	—
Purchase of treasury stock, net	—	(77,020)
Reissuance of treasury stock	677	970
Proceeds from stock options exercised	989	8,885
Excess tax benefit from stock options exercised	315	2,689
Payment of accrued debt issuance costs	(48,403)	(14,491)
Prepayment penalties on early debt extinguishment	—	(1,219)
Restricted cash related to securitization	48,542	—
Cash flows used in financing activities	(6,396)	(36,097)
Net change in cash and cash equivalents	73,306	14,322
Cash and cash equivalents at beginning of year	26,838	19,516
Cash and cash equivalents at end of year	$100,144	$33,838
Supplemental disclosures
Interest paid	$133,568	$23,383
Income taxes paid	$33,411	$19,200

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of (i) net (loss) income available to common stockholders to (ii) net (loss) income available to common stockholders excluding impairment and closure charges and loss on derivative financial instrument, and related per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net (loss) income available to common stockholders, as reported	$(16,411)	$(11,616)	$(31,991)	$13,827
Impairment and closure charges	28,345	—	69,500	55
Loss on derivative financial instrument	—	35,618	—	35,618
Income tax benefit	(3,078)	(13,544)	(29,161)	(10,175)
Net income allocated to unvested participating restricted stock	(1,015)	—	(1,447)	—
Net income available to common stockholders, as adjusted	$7,841	$10,458	$6,901	$39,325

Diluted net income available to common stockholders per share:
Net (loss) income available to common stockholders per share, as reported	$(0.98)	$(0.69)	$(1.91)	$0.80
Impairment and closure charges per share	1.69	—	4.15	—
Loss on derivative financial instrument per share	—	2.11	—	2.06
Income tax benefit per share	(0.18)	(0.80)	(1.74)	(0.59)
Net income allocated to unvested participating restricted stock per share	(0.06)	—	(0.09)	—
Diluted net income available to common stockholders per share, as adjusted	$0.47	$0.62	$0.41	$2.27